UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2006

URANIUM RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 South Edmonds, Suite 108, Lewisville, TX		75067
(Address of principal executive offices)		Zip Code

(972) 219-3330

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sales Contract Restructure

On March 31, 2006 the Company issued a press release announcing that it has restructured its long-term sales contracts with Itochu Corporation and UG USA, Inc., which supersede all existing contracts, subject to certain conditions. Each of the new contracts calls for delivery of one-half of the Company’s actual production from its Vasquez property and other properties in Texas currently owned or hereafter acquired by the Company with certain exceptions.

Under both restructured contracts the price will be market related at the time of delivery less a discount ranging from 4% to $6.00 to $7.50 per pound, depending on the source of the production. The Itochu contract has a floor and ceiling under which the Company should receive at least $ 30 per pound. The Company and Itochu have a sharing arrangement with respect to market prices above the ceiling. The floor and ceiling and sharing arrangement applies to the first 3.65 million pounds of deliveries, after which there is no floor or ceiling and the price will be a discount to then market prices. Itochu has the right to cancel any deliveries on six-month’s notice.

In consideration of UG’s agreement to restructure its previously existing contracts, the Company has agreed to pay UG $12 million in cash by June 30, 2006, subject to the Company’s ability to raise the cash. The Company is actively seeking the required funding.

Item 8.01. Other Events

Letter of Intent for Joint Venture in New Mexico

The Company also announced that it has entered into a non-binding letter of intent with Itochu to joint venture the development of its Churchrock property in New Mexico.

Additional Production and Exploration

The Company also announced that it continues to expect to commence production at Kingsville Dome in April with sales commencing in the second quarter of 2006. The Company expects the costs of its Kingsville Dome production will be less than that for the Vasquez production.

Intention to Raise Capital

The Company also announced that it has engaged a placement agent to make a best efforts private placement of a minimum of $25 million and up to $45 million in value of shares of its Common Stock to selected accredited investors. The shares to be offered will not be registered under the Securities Act of 1933, as amended (“Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements. The Company will file a resale registration statement for the shares following the closing of the private placement.

Reverse Stock Split

The Company also announced that its Board of Directors approved on March 29, 2006 a 1 for 4 reverse stock split for shareholders of record on April 10, 2006. The split was approved by stockholders at the 2005 Annual Meeting of Stockholders. The Company expects to file for listing with the NASDAQ National Market in the near future.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1 Press Release dated March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM RESOURCES, INC.

Date:	April 6, 2006	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Press Release dated March 31, 2006